Exhibit 99.1


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                                                                   Press Release



            Media and Investor Contact:        Kimberly S. Herman
                                               (631) 501-7080
                                               kimberly.herman@gentiva.com

            Financial Contact:                 John Potapchuk
                                               (631) 501-7035



FOR IMMEDIATE RELEASE

               Gentiva Health Services Completes Sale of Specialty Pharmaceutical Services Business to Accredo Health

                            Special Dividend Declared


     Melville, N.Y., June 13, 2002-- Gentiva Health Services, Inc. (Nasdaq:
GTIV) announced that today it closed the sale of its Specialty Pharmaceutical Services (SPS) business to Accredo Health, Incorporated. Based on the parties' agreed upon estimated net book value of the SPS business, the consideration received by Gentiva was approximately $470 million, subject to a post-closing reconciliation based on the actual net book value of the SPS business.

     "The closing of this transaction enables Gentiva to focus its resources and leverage its expertise in the home health care industry," said Edward A. Blechschmidt, Gentiva's president, chairman and chief executive officer. "We believe that the aging of the population, advances in technology and patient preference will drive demand for home health care services, and that Gentiva is well positioned to capitalize upon this future growth."


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     Gentiva's Board of Directors also has approved and declared a special dividend to be paid to shareholders of record as of June 13, 2002. After withholding approximately $3.5 million for certain corporate taxes, shareholders of record will receive $7.76 in cash and .19253 shares of Accredo stock for each Gentiva share owned. Cash will be paid in lieu of fractional shares.

     Gentiva also announced the market value for the purpose of calculating the purchase price for the tender offer commenced by the company on May 22, 2002, offering to purchase all outstanding options. The market value is $25.282, which is the average of the daily closing price of Gentiva's common stock on the Nasdaq National Market for the five trading days ending on June 12, 2002, the date prior to the closing date of the sale of the SPS business. The purchase price will be calculated by subtracting the exercise price of each option from $25.282. The tender offer will expire at 5:00 p.m. on June 20, 2002, and is subject to the terms of the offer to purchase.

     The company has also entered into a new credit facility that will provide for borrowing capacity of $55 million and a new four-year term with conditions and covenants substantially similar to its prior facility. The new credit facility was effective upon the close of the sale of the SPS business.

     Gentiva Health Services (Nasdaq: GTIV) is the nation's leading provider of home health care. Its customers include managed care organizations, governmental agencies, hospitals and individuals who rely on the company as their single source for a variety of home health services including skilled nursing, rehabilitation services and help with daily living activities, among a variety of other related therapies and services. For more information, visit Gentiva's web site, www.gentiva.com.

                                    -- end --

     Information contained in this news release, other than historical information, should be considered forward-looking, and is subject to various risk factors and uncertainties. For instance, the company's strategies and operations involve risks of competition, changing


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market conditions, changes in laws and regulations affecting its industries and numerous other factors discussed in this release and in the company's filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those anticipated in any forward-looking statements.